Exhibit 99.1

Diamond Eagle Acquisition Corp., Led by Media Executive Jeff Sagansky and Founding
Investor Harry Sloan, Announces Pricing of $400 million IPO

LOS ANGELES, CA May 10, 2019 — Diamond Eagle Acquisition Corp. (Nasdaq: DEACU), the fifth public acquisition vehicle led by media executive Jeff Sagansky and founding investor Harry Sloan, today announced the pricing of a $400 million initial public offering. Each unit issued in the initial public offering consists of one share of Class A common stock and one-third of one warrant to purchase one share of Class A common stock at an exercise price of $11.50 per whole share. The units will be listed on The Nasdaq Capital Market and trade under the ticker symbol “DEACU.” Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on The Nasdaq Capital Market under the symbols “DEAC” and “DEACW,” respectively.

Diamond Eagle Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Diamond Eagle’s efforts to identify a prospective initial business combination target will not be limited to a particular industry, sector or geographic region. While Diamond Eagle may pursue an initial business combination opportunity in any industry or sector, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships and operating experience. Diamond Eagle’s management team has extensive experience in identifying and executing strategic investments globally and has done so successfully in a number of sectors, including media and entertainment.

Diamond Eagle’s sponsor is Eagle Equity Partners, LLC, of which Mr. Sagansky is a Member. Joining him in the management of the company is President, Chief Financial Officer and Secretary, Eli Baker, who served as President, Chief Financial Officer and Secretary of one of Mr. Sagansky’s prior public acquisition vehicles, Vice President, General Counsel and Secretary of another of Mr. Sagansky’s prior public acquisition vehicles and as a director of another of Mr. Sagansky’s prior public acquisition vehicles. Harry E. Sloan, who co-led four prior public acquisition vehicles with Mr. Sagansky, is a founding investor in Diamond Eagle alongside the sponsor. Diamond Eagle’s sponsor and Mr. Sloan have severally committed, pursuant to a written agreement, to purchase an aggregate of 5,666,667 private placement warrants (or 6,366,667 private placement warrants, if the over-allotment option is exercised in full), each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per warrant, or $8,500,000 in the aggregate (or $9,550,000, if the over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of this offering. Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as the representatives of the underwriters for the offering and Northland Capital Markets served as a manager.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities, 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com; or from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on May 10, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Diamond Eagle, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for Diamond Eagle's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. Diamond Eagle undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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MEDIA CONTACT:

Jeff Pryor/Priority PR

t. (818) 661-6368

e. jeff@prioritypr.net

INVESTOR CONTACT:

Eli Baker

t. (424) 284-3519

e. elibaker@geacq.com